Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement no. 333-20829 of MarkWest Hydrocarbon, Inc. on Form S-8 of our report dated June 23, 2006, appearing in the Annual Report on Form 11-K of MarkWest Hydrocarbon, Inc. 401(k) Savings and Profit Sharing Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Denver, CO
June 23, 2006